Exhibit 2.1

SHARE PURCHASE AGREEMENT

among

Mr. Alexander Otto

AROSA VERMöGENSVERWALTUNGSGESELLSCHAFT M.B.H.

CURA BETEILIGUNGSGESELLSCHAFT BRASILIEN M.B.H.

“Purchasers”

and

DDR Luxembourg, S.à r.l. and DDR Luxembourg II, S.à r.l.

“Sellers”

Dated as of April 28, 2014

TABLE OF CONTENTS

Article	1	PURCHASE AND SALE OF THE SHARES	6

	1.1	Purchase and Sale of the Purchased Shares	6

	1.2	Purchase Price	6

	1.3	Earnest Money	6

	1.4	Closing Payment	7

Article 2		PROCEDURE FOR CLOSING	7

	2.1	Time and Place of Closing	7

	2.2	Transactions at the Closing	7

Article 3		REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS	9

	3.1	Ownership	9

	3.2	Organization; Power	9

	3.3	Authorization	9

	3.4	No Conflicts	9

	3.5	No Finder’s Fees	10

Article 4		REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	10

	4.1	Organization; Power	10

	4.2	Purchased Shares	10

	4.3	No Shareholder Loans	10

	4.4	Financial Statements	10

	4.5	No Finder’s Fees	11

	4.6	No Additional Representations	11

Article 5		REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASERS	11

	5.1	Representations and Warranties of Arosa and Cura	11

	5.2	Representations and Warranties of Purchasers	12

Article 6		COVENANTS	13

	6.1	Commercially Reasonable Efforts; Governmental Matters; Corporate Governance	13

	6.2	Confidentiality; Access and Information; Public Announcements	14

	6.3	Indemnification; Exculpation	15

i

6.4	Notification of Changes; Supplemental Disclosure	16

6.5	Exclusive Dealing	16

6.6	Dividends and Distributions	16

Article 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS	17

7.1	Representations and Warranties	18

7.2	Compliance by Sellers	18

7.3	No Orders, Restraints	18

7.4	Shareholders’ Agreement	18

7.5	Consent of SIH	18

7.6	Shareholder Approval	19

7.7	DDR Directors Resignation	19

7.8	No Injunction, Litigation	19

7.9	Absence of Material Adverse Change	19

Article 8	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	19

8.1	Certificate Regarding Representations and Warranties	19

8.2	Compliance by Purchaser	20

8.3	No Orders, Restraints	20

8.4	Shareholders’ Agreement	20

8.5	Consent of SIH	20

8.6	Shareholder Approval	20

8.7	No Injunction, Litigation	21

8.8	Financial Disclosure Agreement	21

8.9	Board Approval	21

Article 9	TERMINATION	21

9.1	Termination of Agreement	21

9.2	Breakup Fees	22

9.3	Effect of Termination	23

Article 10	INDEMNIFICATION	23

10.1	Survival	23

10.2	Indemnification	23

10.3	Limitations on Indemnification	24

10.4	Remedies Exclusive	25

Article 11	GENERAL PROVISIONS	26

11.1	Definitions	26

11.2	Fees and Expenses	31

11.3	Notices	32

11.4	Assignment	33

11.5	No Third Party Beneficiaries	33

11.6	Rules of Construction	33

11.7	Counterparts	34

11.8	Integration of Agreement; Amendment	34

11.9	Waiver	35

11.10	Time	35

11.11	Governing Law; Jurisdiction	35

11.12	Partial Invalidity	36

EXHIBIT INDEX

Form of Amendment of Shareholders’ Agreement	Exhibit A

Form of Financial Disclosure Agreement	Exhibit B

SCHEDULE INDEX

Financial Statements	Schedule 4.4

Estimated PDP Fund Dividends and Deferred Payment	Schedule 6.6

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 28, 2014, among Mr. Alexander Otto, German citizen, born on 7 July 1967 (“Mr. Otto”), AROSA Vermögensverwaltungsgesellschaft m.b.H., a company organized and existing under the Laws of the Federal Republic of Germany, having its registered office at Wandsbeker Str. 3-7, 22179 Hamburg and registered with the Corporate Register Hamburg (Handelsregister) under number B 22 595 (“Arosa”) and CURA Beteiligungsgesellschaft Brasilien m.b.H., a company organized and existing under the Laws of the Federal Republic of Germany, having its registered office at Wandsbeker Str. 3-7, 22179 Hamburg and registered with the Corporate Register Hamburg (Handelsregister) under number B 105 904 (“Cura” and, together with Mr. Otto and Arosa, the “Purchasers”), DDR Luxembourg, S.à r.l., a Société à responsabilité limitée organized and existing under the Laws of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, having its issued share capital amounting to EUR 12,500, and registered with the Luxembourg Trade and Companies Register under the number B 120.854 (“Lux I”), and DDR Luxembourg II, S.à r.l., a Société à responsabilité limitée organized and existing under the Laws of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, having its issued share capital amounting to EUR 12,500, and registered with the Luxembourg Trade and Companies Register under the number B 173.932 (“Lux II” and, together with Lux I, “Sellers”).

RECITALS

A. Sellers desire to sell and Purchasers desire to purchase 92 class B Shares, each having a nominal value of 100 Euros representing 50% of the issued share capital of the Company (the “Purchased Shares”), of Sonae Sierra Brazil B.V., S. à r.l., a Société à responsabilité limitée having its corporate seat (statutaire zetel) at Amsterdam, the Netherlands and having its principal establishment and effective place of management at 46A, avenue J-F Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B104.462 (the “Company”), for the consideration and on the terms and conditions set forth in this Agreement.

B. Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 PURCHASE AND SALE OF THE SHARES

1.1 Purchase and Sale of the Purchased Shares.

(a) On and subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell, transfer and convey to Purchasers, and Purchasers will purchase from Sellers, the Purchased Shares free and clear of any Liens other than Permitted Liens. For the avoidance of doubt, the transfer of the Purchased Shares will be effective as of the Closing.

(b) The Purchasers will purchase the Purchased Shares from the Sellers as follows:

(i) Mr. Otto will purchase 49 of the Purchased Shares (i.e. 49 from Lux II);

(ii) Arosa will purchase 24 of the Purchased Shares (i.e. 24 from Lux II); and

(iii) Cura will purchase 19 of the Purchased Shares (i.e. 19 from Lux I).

1.2 Purchase Price.

The purchase price for the Purchased Shares will be 804,094,365 Brazilian Real (the “Purchase Price”), which amount equals the sum of (i) 662,130,365 Brazilian Real representing 26 Brazilian Real per share for 25,466,552.50 shares of the Public Company (attributable to 50% of the shares indirectly held by the Company in the Public Company) plus (ii) 141,964,000 Brazilian Real (attributable to the partial interest in the Parque Dom Pedro Shopping Center and other assets indirectly held by the Company). The Purchase Price will be paid by Purchasers in United States Dollars at the United States Dollar/Brazilian Real conversion rate of 1 USD for 2.34 BRL which means that the Purchase Price will be $343,630,070 United States Dollars. An adjustment to the Purchase Price will be calculated and paid by Purchasers to Sellers as set forth in Section 6.6, and the Purchase Price will be increased in an amount equal to the Deferred Payment which, together with the Purchase Price, will be the “Final Purchase Price”.

1.3 Earnest Money.

(a) Concurrently with the execution and delivery of this Agreement, Purchasers will pay to Sellers an amount in cash equal to $10,000,000 United States Dollars (the “Earnest Money”) by wire transfer(s) of immediately available funds in United States Dollars to one or more accounts designated in writing by Sellers.

(b) At the Closing, Purchasers will receive a credit against the Purchase Price in the amount of the Earnest Money actually paid to Sellers in accordance with Section 1.3(a).

1.4 Closing Payment.

At the Closing, Purchasers will pay to Sellers an amount in cash equal to the Purchase Price less the Earnest Money actually paid to Sellers (the “Closing Payment”) by wire transfer(s) of immediately available funds in United States Dollars to one or more accounts designated in writing at least two (2) Business Days prior to the Closing Date by Sellers.

ARTICLE 2 PROCEDURE FOR CLOSING

2.1 Time and Place of Closing.

The closing of the Transaction (the “Closing”) will be held at the offices of Jones Day, Museumplein 17, 1071 DJ Amsterdam, The Netherlands, or such other location that is mutually agreed upon in writing by the Parties, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 below (excluding the conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or such other date as the Parties mutually agree in writing (the “Closing Date”).

2.2 Transactions at the Closing.

(a) At the Closing, Sellers will deliver to Purchasers the following items:

(i) powers of attorney to represent each Seller at the execution of the deed of transfer before a Dutch civil law notary;

(ii) a certificate, dated as of the Closing Date, executed by duly authorized representatives of each Seller containing true and accurate copies of the resolutions duly adopted by the board of directors (or equivalent governing body) of each Seller approving and authorizing this Agreement and the Transaction and certifying that such resolutions have not been rescinded, revoked, modified or otherwise affected and remain in full force and effect as of the Closing;

(iii) a certificate, dated as of the Closing Date, executed by duly authorized representatives of each Seller, containing a true and accurate copy of the articles of association (or equivalent organizational documents), as amended, of each Seller and certifying that such articles of association (or equivalent organizational documents), as amended, have not been amended or modified and remain in full force and effect as of the Closing;

(iv) a certificate of incumbency of Sellers, dated as of the Closing Date, executed by duly authorized representatives of each Seller listing the Persons authorized to execute this Agreement on behalf of Sellers, and certifying as to the authority of each such Person to execute the Ancillary Agreements and other agreements, documents and instruments on behalf of each Seller in connection with the consummation of the Transaction;

(v) the written resignations, effective as of the Closing, of each DDR Director; and

(vi) to the extent not previously delivered, the documents required to be delivered by Sellers set forth in Article 7.

(b) At the Closing, Purchasers will deliver to Sellers the following items:

(i) (A) by wire transfer of immediately available funds to one or more accounts designated in writing at least two Business Days prior to the Closing Date by Sellers, as set forth in Section 1.4 above, an amount in cash in United States Dollars equal to the Closing Payment from Purchasers and (B) evidence reasonably satisfactory to Sellers that Purchasers have paid an amount in cash equal to the Earnest Money to Sellers in accordance with Section 1.3(a);

(ii) powers of attorney to represent each Purchaser at the execution of the deed of transfer before a Dutch civil law notary;

(iii) a certificate, dated as of the Closing Date, executed by Mr. Otto and a duly authorized representative of Arosa and Cura containing a true and accurate copy of the resolutions duly adopted by the shareholders of Arosa and Cura approving and authorizing this Agreement and the Transaction and certifying that such resolutions have not been rescinded, revoked, modified or otherwise affected and remain in full force and effect as of the Closing;

(iv) a certificate of incumbency of Arosa and Cura, dated as of the Closing Date, executed by Mr. Otto and a duly authorized representative of Arosa and Cura listing the Persons authorized to execute this Agreement on behalf of each Purchaser, and certifying as to the authority of each such Person to execute the Ancillary Agreements and other agreements, documents and instruments on behalf of each Purchaser in connection with the consummation of the Transaction;

(v) a certificate, dated as of the Closing Date, executed by Mr. Otto and a duly authorized representative of Arosa and Cura, containing a true and accurate copy of the articles of association (or equivalent organizational documents), as amended, of Arosa and Cura and certifying that such articles of association (or equivalent organizational documents), as amended, have not been amended or modified and remain in full force and effect as of the Closing; and

(vi) to the extent not previously delivered, the documents required to be delivered by Purchasers set forth in Article 8.

(c) At the Closing, Sellers and Purchasers will execute a deed of transfer of the Purchased Shares before a Dutch civil law notary based on the powers of attorney delivered under Section 2.2(a)(i) and Section 2.2(b)(ii).

ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

Except as otherwise indicated on the Schedules delivered to Purchasers concurrently with the execution of this Agreement, each Seller hereby represents and warrants to Purchasers, on a joint and several basis, as follows:

3.1 Ownership.

Sellers collectively own the Purchased Shares free and clear of any Liens (other than Permitted Liens). The Purchased Shares constitute all of Sellers’ equity interests in the Company.

3.2 Organization; Power.

Each Seller has been duly organized and is validly existing under the Laws of Luxembourg, with entity power and authority to conduct its business as presently conducted.

3.3 Authorization.

Each Seller has the corporate right, power and authority to execute and deliver this Agreement and the Ancillary Agreements and has the power and authority to perform its respective obligations hereunder and thereunder. Subject to the satisfaction of the conditions set forth in Section 8.5 and Section 8.6, all corporate action required to be taken by each Seller for the due and proper authorization, execution and delivery of this Agreement and the Ancillary Agreements has been, or as of the Closing will have been, duly and validly taken, and this Agreement and the Ancillary Agreements represent valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

3.4 No Conflicts.

(a) Neither Seller is in violation of its respective articles of association or other organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Contract to which it is a party or by which it or its properties may be bound, except for any such defaults that have not had, and would not reasonably be expected to have or result in, a material adverse effect on the Company or on the ability of the Parties to consummate the Transaction. The execution, delivery and performance by Sellers of this Agreement will not (i) violate, conflict with or constitute a breach of or default under (or constitute a default which with the passage of time or giving of notice, or both, would constitute an event of a default), or result in the creation or imposition of any Lien upon any properties or assets of Sellers pursuant to, any Contract to which either Seller is party or by which it or any of their respective properties or assets is subject, (ii) violate or conflict with the provisions of Sellers’ respective articles of association or other organizational documents or the Shareholders’ Agreement provided that SIH consents to and approves the Transaction in accordance with the terms of the Shareholders’ Agreement, the Company’s articles of association and applicable Law or (iii) to the knowledge of Sellers, violate or conflict with any Law or Order.

(b) No Order is required for the consummation by Sellers of the Transaction, except such as has been or will be obtained prior to the Closing or as may be required under applicable Antitrust Laws in connection with the Transaction or with respect to a Tender Offer.

3.5 No Finder’s Fees.

Sellers have not incurred (directly or indirectly) nor will they incur, directly or indirectly, any Liability for any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee, charge or commission in connection with this Agreement or the Transaction.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as otherwise indicated on the Schedules delivered to Purchasers concurrently with the execution of this Agreement, each Seller hereby represents and warrants to Purchasers, on a joint and several basis, as follows:

4.1 Organization; Power.

To the knowledge of Sellers, the Company has been duly incorporated and organized under the Laws of the Netherlands and is validly existing under the Laws of the Netherlands and of Luxembourg and has its principal establishment and effective place of management in Luxembourg, with entity power and authority to conduct its business as presently conducted.

4.2 Purchased Shares.

The Purchased Shares have been validly issued and are fully paid-up and non-assessable and represent 50% of the issued share capital of the Company.

4.3 No Shareholder Loans.

No Shareholder Loans made by Sellers to the Company are outstanding.

4.4 Financial Statements.

Schedule 4.4 sets forth copies of the unaudited financial statements of the Company as of the dates described therein (the “Financial Statements”). Except as set forth on Schedule 4.4, to the knowledge of Sellers, the Financial Statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and for the periods specified in the Financial Statements.

4.5 No Finder’s Fees.

The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any Liability for any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee, charge or commission in connection with this Agreement or the Transaction.

4.6 No Additional Representations.

Notwithstanding anything to the contrary herein, except for the representations and warranties expressly set forth in Article 3 and this Article 4 and subject to the limitations contained in Article 10, Sellers make no representations or warranties (including any express or implied) regarding the Company, the Purchased Shares or any other matters. Sellers will have no Liability for the accuracy of or omissions from any information or materials with respect to the Company or any of its Subsidiaries, their respective businesses, assets or operations, or the Transaction that have been or hereafter are provided or made available to Purchasers, any of their Affiliates or their respective representatives. To the best of Sellers’ knowledge and acknowledging the general principle of good faith that Sellers must observe when contracting under Luxembourg Law, Sellers are not aware of any inaccuracy of the information uploaded in the electronic data room made available to Purchasers by the Enterprise Resources Management System of DDR and Sellers.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASERS

5.1 Representations and Warranties of Arosa and Cura.

Each of Arosa and Cura hereby represents and warrants to Sellers, on a joint and several basis, as follows:

(a) Organization, Good Standing, Qualification and Power. Arosa and Cura have been duly organized and are validly existing under the Laws of Federal Republic of Germany, with entity power and authority to own, lease and operate their respective properties and to conduct their respective businesses as presently conducted.

(b) Authorization. Arosa and Cura have the corporate right, power and authority to execute and deliver this Agreement and the Ancillary Agreements and have the power and authority to perform their respective obligations hereunder and thereunder. All corporate action required to be taken by Arosa and Cura for the due and proper authorization, execution and delivery of this Agreement and the Ancillary Agreements has been duly and validly taken.

(c) No Conflicts as to Organizational Documents. Arosa and Cura are not in violation of their respective articles of association or other organizational documents. The execution, delivery and performance by Arosa and Cura of this Agreement will not violate or conflict with the provisions of Arosa’s and Cura’s respective articles of association or other organizational documents.

5.2 Representations and Warranties of Purchasers.

Each Purchaser hereby represents and warrants to Sellers, on a joint and several basis, as follows:

(a) Binding Effect. This Agreement and the Ancillary Agreements represent valid and binding obligations of Purchasers, enforceable against Purchasers in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

(b) No Conflicts.

(i) Purchasers are not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Contract to which it is a party or by which it or its properties may be bound, except for any such defaults that have not had, and would not reasonably be expected to have or result in, a material adverse effect on the Company or on the ability of the Parties to consummate the Transaction. The execution, delivery and performance by Purchasers of this Agreement will not (i) violate, conflict with or constitute a breach of or default under (or constitute a default which with the passage of time or giving of notice, or both, would constitute an event of a default), or result in the creation or imposition of any Lien upon any properties or assets of Purchasers pursuant to, any Contract to which one or more Purchasers is party or by which it or any of their respective properties or assets is subject or (ii) to the knowledge of Purchasers, violate or conflict with any Law or Order.

(ii) No Consent of, or notification to, any Governmental Body pursuant to applicable Antitrust Laws or other Order is required to be made or obtained, as the case may be, for the consummation by Purchasers of the Transaction, except such as has been obtained prior to the date of this Agreement or with respect to a Tender Offer.

(c) No Finder’s Fees. Purchasers have not incurred (directly or indirectly) nor will they incur, directly or indirectly, any Liability for any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee, charge or commission in connection with this Agreement or the Transaction.

(d) Availability of Funds. Purchasers have, and at the Closing Purchasers will have, available cash in an amount sufficient for Purchasers to timely pay the aggregate Purchase Price for the Purchased Shares and all fees, expenses and other amounts contemplated to be paid by Purchasers in connection with the Transaction.

(e) Acknowledgments of Purchasers. Except for breaches of the representations and warranties set forth in Article 3 and Article 4, Purchasers will have no claim or right to indemnification, and no Seller will have or be subject to any Liability to Purchasers or any other Person, with respect to any information, documents or materials furnished or omitted by the Sellers, the Company or any of their respective officers, directors, managers, employees, agents or advisors relating to the Company and its Subsidiaries, and any information, documents or materials made available to Purchasers in fulfillment of due diligence requests, presentations or in any other form in expectation of the Transaction.

ARTICLE 6 COVENANTS

Each Party covenants and agrees with the other Parties as follows:

6.1 Commercially Reasonable Efforts; Governmental Matters; Corporate Governance.

(a) Subject to Purchasers’ and Sellers’, as applicable, right to terminate this Agreement pursuant to Article 9, Purchasers and Sellers will use commercially reasonable efforts to (a) timely and diligently obtain any Consents of any Governmental Body which are necessary in connection with the Transaction, including using commercially reasonable efforts to provide on a timely basis to any Governmental Body any requested information and complete and submit all necessary or desirable notices, applications, filings, forms, documents, instruments and similar items, (b) effect the consummation of the Transaction as promptly as practicable after the date hereof, including defending against any Litigation instituted or threatened against such Party to enjoin, restrain, prohibit, or otherwise challenge the legality of the Transaction, and seeking to have any Order entered or imposed by any Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the Transaction that is not yet final and nonappealable vacated or reversed and (c) cause the conditions in Article 7 and Article 8 within their control to be satisfied as promptly as practicable after the date hereof; provided, in each case, that Sellers will not be required to pay any fees or costs or expend any amounts (other than de minimis amounts) in connection with any of the foregoing and will not be required to take any action with respect to any of the foregoing other than making a written request for a Consent or providing information requested by Purchasers for purposes of complying with any of the foregoing.

(b) Immediately after the Closing, Sellers and Purchasers will serve a true copy of the deed of transfer upon the Company and cause the Company to record the sale, purchase and transfer of the Purchased Shares in the shareholders register of the Company and sign the shareholders register. Sellers and Purchasers will cause the Company to procure that all necessary registration formalities with the Luxembourg Trade and Companies Register and the Dutch Commercial Register are complied with, in each case, regarding the resignation of the DDR Directors and the transfer of Purchased Shares to Purchasers in accordance with the terms hereof without undue delay and in no event later than one month after the Closing Date. Purchasers will cause the Company to procure that all necessary registration formalities with the Luxembourg Trade and Companies Register and the Dutch Commercial Register are complied with regarding the appointment of the new directors of the Company through shareholders resolutions to be taken without delay after the Closing.

6.2 Confidentiality; Access and Information; Public Announcements.

(a) The Information is disclosed to Purchasers pursuant to the Confidentiality Agreement solely for Purchasers’ use in completing their analyses incidental to this Agreement. Purchasers agree that they are and will remain subject to, and their use of the Information will be governed by, the terms and conditions of the Confidentiality Agreement, and Purchasers will be responsible for any disclosure or other action or inaction that would constitute a breach of the Confidentiality Agreement if undertaken by the Recipient party thereto. Purchasers agree to be bound by the terms of the Confidentiality Agreement as if Purchasers were each an original party thereto.

(b) Subject to subsection (a) of this Section 6.2, from the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers will afford Purchasers and their representatives access to a data room containing the Company’s contracts, books and records subject to the continued application of the Confidentiality Agreement. Purchasers will make any requests for access to Information to such representatives of Sellers as Sellers may designate in writing, which individuals will be solely responsible for determining whether to authorize such access and for coordinating any such access. Neither Purchasers nor their lenders, counsel, accountants and other representatives will contact any of the Company’s or its Subsidiaries’ properties, employees, customers, suppliers, joint venture partners or Affiliates in connection with the Transaction, whether in person or by telephone, mail or other means of communication, without the prior authorization of such representatives of Sellers. Notwithstanding the forgoing, Purchasers will have the right to communicate with members of senior management of the Company and the Public Company that are identified to Purchasers by Sellers in writing upon 48 hours prior written notice by Purchasers to Sellers. Notwithstanding anything contained in this Section 9.2(b), no access will be provided to Purchasers or their representatives pursuant to this Section 9.2(b), and no Information will otherwise be disclosed to Purchasers or their representatives (i) in violation of Brazilian Law, the Disclosure Policy of the Public Company or any confidentiality or non-disclosure agreement binding on Sellers and their respective Affiliates or the Company and its Subsidiaries and (ii) except as authorized by Sonae Sierra, the Public Company and/or the board of directors or managers of the Company, in each case, to the extent such authorization may be required.

(c) After the Closing and in accordance with Luxembourg Law, Purchasers will retain the books and records concerning the Company relating to periods prior to the Closing for the periods required by, and in the form required by, the Financial Disclosure Agreement.

(d) No public release or announcement concerning this Agreement or the Transaction will be issued by any Party or any Party’s respective Affiliates without the prior written consent of both Purchasers and Sellers, as the case may be (which consent will not be unreasonably conditioned, withheld or delayed) except as such release or announcement may be required by Law (including disclosure to the Public Company as deemed advisable by Sellers and the DDR Directors) or the rules or regulations of any United States or foreign securities exchange (including the New York Stock Exchange, the “Novo Mercado” market and BM&FBOVESPA stock exchange). Notwithstanding the foregoing, each Party will have the right to issue a press release or announcement concerning this Agreement or the Transaction (i) to the Public Company and Sonae Sierra, (ii) if the Public Company is required to issue a press release or public announcement regarding the Transaction or information regarding the Transaction is otherwise disclosed to the public by a Party other than the Party issuing the press release or announcement or (iii) upon satisfaction of the conditions set forth in Section 7.5 and Section 8.5.

6.3 Indemnification; Exculpation.

(a) The Parties hereby agree, and Purchasers will use their best efforts to ensure, that all rights to indemnification, exculpation and insurance (including the advancement of expenses) with respect to Liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the Transaction) existing as of the date hereof in favor of the current or former directors, managers, officers and employees of the Company and/or any of its Subsidiaries (including the Public Company) that prior to the Closing were elected, appointed or otherwise employed by or serving on behalf of DDR or Sellers (collectively, the “Covered Persons”), as provided in the articles of association, bylaws, other organizational documents or any indemnification agreements of the Company or any of its Subsidiaries (including the Public Company) and pursuant to applicable Law, will survive the Transaction and will continue in full force and effect without amendment, modification or repeal in accordance with their terms until the expiry of the applicable statute of limitations (including any extensions thereof) for such Liabilities; except, that if any claims are asserted or made within such period, all rights to indemnification, exculpation and insurance (and to advancement of expenses) hereunder in respect of any such claims will continue, without diminution, until disposition of any and all such claims.

(b) Notwithstanding anything to the contrary herein, if any Covered Person is entitled to be reimbursed or indemnified by any Person (including any Seller or any of their respective Affiliates) other than Purchasers, the Company or any of its Subsidiaries (including the Public Company), such Covered Person will not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 6.3.

(c) The provisions of this Section 6.3 are intended to be for the benefit of, and enforceable by, each Covered Person indemnified by Purchasers pursuant to this Section 6.3, his or her heirs and his or her representatives, it being expressly agreed that such Persons will be Third Party beneficiaries of this Section 6.3. If any Purchaser or its successors or assigns (i) will consolidate or amalgamate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) will transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that the successors and assigns of such Purchaser will assume all of the obligations of such Purchaser set forth in this Section 6.3.

6.4 Notification of Changes; Supplemental Disclosure.

(a) Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule,” and collectively, the “Schedules”) will be in writing and will qualify this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by Sellers, the Company or Purchasers, as applicable, that such item represents a material fact, event or circumstance or that such item constitutes a material adverse effect on the Company or on the ability of the Parties to consummate the Transaction. Without limiting the foregoing, no reference to or disclosure of a possible breach or possible violation of any Contract or applicable Law will be construed as an admission or indication that such breach or violation exists or has actually occurred. Any fact or item that is disclosed in any Party’s Schedule in a way as to make its relevance or applicability to information called for by any other Schedule of such Party reasonably apparent will be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto.

(b) Sellers, on the one hand, and Purchasers, on the other hand, will have the right from time to time prior to the Closing to supplement the Schedules with respect to any matter that arises and becomes known by any Sellers or Purchasers after the date hereof. Any such supplemental disclosure will be deemed to have cured any breach of the representations and warranties made herein for all purposes hereunder other than determining whether the conditions set forth in Article 7 and Article 8 have been satisfied.

6.5 Exclusive Dealing.

From and after the date hereof until the earlier of the Closing or the termination of this Agreement (the “Exclusivity Period”), Sellers and DDR will not, directly or indirectly, solicit or knowingly encourage the submission of any proposal for a sale of the Purchased Shares or any of the capital stock or equity interests of the Company’s Subsidiaries, a merger, consolidation or other business combination transaction with the Company or any of its Subsidiaries, or the sale of any material portion of the assets of the Company and its Subsidiaries.

6.6 Dividends and Distributions.

(a) Dividends and Distributions from Fund I and Fund II.

(i) Following the Closing, Purchasers will pay to Sellers an amount in cash equal to the PDP Fund Dividends multiplied by .50, with such product then multiplied by .73 (the “Deferred Payment”). As used herein, “PDP Fund Dividends” means the maximum amount and sum of all dividends and other sums which are paid or distributed to Pedro 1 (or its successors or assigns) from and after the Closing, directly or indirectly, by or from (i) Fundo de Investimento Imobiliario Shopping Parque Dom Pedro (“Fund I”) and (ii) Fundo de Investimento Imobiliario Parque Dom Pedro Shopping Center (“Fund II”) (reduced only by the amount of any statutory withholding by Fund I or Fund II required by Law), in each case, that are attributable to the operations of the Parque D. Pedro shopping center and the direct or indirect operations of Fund I and Fund II for periods prior to the Closing Date. Schedule 6.6 sets forth an estimate of the PDP Fund Dividends, Deferred Payment and the calculation thereof, in each case, assuming the Closing Date is April 15, 2014.

(ii) The Deferred Payment will be paid by Purchasers to Sellers in cash in one or more wire transfers of immediately available funds in Euros to one or more accounts designated in writing by Sellers. Each such wire transfer will occur no later than two Business Days following Purchasers’ receipt of any portion of the PDP Fund Dividends (whether through the declaration and payment of a dividend by the Company or otherwise). Notwithstanding the foregoing, in the event that Purchasers have not received (whether through the declaration and payment of a dividend by the Company or otherwise) PDP Fund Dividends equal to the full amount of the Deferred Payment by June 30, 2014, then Purchasers will pay any remaining balance of the Deferred Payment to Sellers on or before such date. After the Deferred Payment has been paid in full by Purchasers to Sellers, Purchasers will be entitled to retain any portion of the PDP Fund Dividends they receive after June 30, 2014. Purchasers will provide to Sellers (A) reasonable documentation that Sellers may request to evidence the calculation of the PDP Fund Dividends paid or distributed to Pedro 1(or its successors or assigns) directly or indirectly by Fund I or Fund II, as applicable, and (B) notice that Pedro 1, the Company, Purchasers or SIH (or their respective successors and assigns), as applicable, have received any portion of the PDP Fund Dividends (whether through the declaration and payment of a dividend or distribution by Fund I, Fund II, Pedro 1, the Company or otherwise).

(iii) From and after the Closing, Purchasers will use their best efforts to cause Pedro 1 to declare and pay to the Company, and the Company to declare and pay to Purchasers and SIH, in each case, dividends that are equal in amount to the PDP Fund Dividends; provided that Purchasers will pay any remaining balance of the Deferred Payment to Sellers as set forth in Section 6.6(a)(ii) if PDP Fund Dividends are not actually paid or distributed by Pedro 1 to the Company, or by the Company to Purchasers. No Purchaser will (nor will its successors or assigns) waive any right it may have to receive (whether through the declaration and payment of a dividend or distribution by Fund I, Fund II, Pedro 1, the Company or otherwise) any portion of the PDP Fund Dividends.

(iv) In the event that Purchasers transfer the Purchased Shares to any third party or other successors or assigns prior to the full payment of the Deferred Payment, Purchasers will ensure, effective upon any such transfer, that any such third party or other successors or assigns expressly consent and agree to be bound by the obligations of Purchasers set forth in this Section 6.6.

(b) Dividends and Distributions from the Public Company. All dividends received by the Company directly or indirectly from the Public Company (the “Public Company Dividends”) from and after the Closing will remain with the Company for the benefit of Purchasers and SIH pro rata based on the shares they own in the Company.

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASERS

The obligation of Purchasers to consummate the Transaction is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchasers:

7.1 Representations and Warranties.

The representations and warranties of Sellers (a) contained in Section 3.1 will be true and accurate in all respects both as of the date hereof and as of the Closing Date, and (b) contained in Article 3 and Article 4 will be true and accurate in all material respects both as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specified date, which representations and warranties will be true and accurate as of such specified date), and Purchasers will have received a certificate dated as of the Closing Date executed by an authorized representative of Sellers to such effect.

7.2 Compliance by Sellers.

Sellers will have duly performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Sellers on or prior to the Closing Date, and Purchasers will have received a certificate dated as of the Closing Date executed by an authorized representative of Sellers to such effect.

7.3 No Orders, Restraints.

No statute, regulation, legislation, Antitrust laws and/or regulation in Brazil or Order of any Governmental Body will be in effect restraining, enjoining or otherwise prohibiting the consummation of the Transaction. The Comissão de Valores Mobiliários will have provided evidence that it has closed its inquiry initiated pursuant to its Request for Information - Process CVM RJ - 2014-2812 dated March 11, 2014 in which it requested information as to whether the sale and purchase of the Purchased Shares triggers pursuant to Article 254-A of Law 6404/76 an obligation to undertake a mandatory and/or tender offer or “Oferta Publica de Aquisição” with respect to the shares of the Public Company.

7.4 Shareholders’ Agreement.

Purchasers will have received a copy of the new Shareholders’ Agreement to be entered into among SIH, Purchasers and the Company effective as of the Closing substituting Purchasers in place of Sellers and DDR thereunder (a “New Shareholders’ Agreement”) executed by an authorized representative of SIH and the Company effective as of the Closing.

7.5 Consent of SIH.

(a) Sellers will have received the written Consent or waiver of SIH for purposes of Clause 10.7 of the Shareholders’ Agreement after a Third Party Offer Notice (as defined in the Shareholders’ Agreement) has been delivered by Sellers to SIH or (b) a Third Party Offer Notice (as defined in the Shareholders’ Agreement) will have been delivered by Sellers to SIH and SIH will not have elected to purchase the Purchased Shares within the 20 Business Day (as defined in the Shareholders’ Agreement) period pursuant to Clause 10.7 of the Shareholders’ Agreement provided the Closing will have occurred within 60 days following the expiration of such 20 Business Day (as defined in the Shareholders’ Agreement) period.

7.6 Shareholder Approval.

(a) All shareholders of the Company representing 100% of the issued share capital of the Company will have approved the transfer of the Purchased Shares at an ordinary general meeting of the shareholders of the Company or (b) all shareholders of the Company representing 100% of the issued share capital of the Company will have approved the transfer of the Purchased Shares by executing a written circular resolution in lieu of a meeting of the shareholders of the Company.

7.7 DDR Directors Resignation.

The DDR Directors who are managers of the Company will have delivered their respective written resignations as managers of the Company effective as of the Closing.

7.8 No Injunction, Litigation.

No Litigation will be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit the Parties in respect of the consummation of the Transaction.

7.9 Absence of Material Adverse Change.

There has been no material adverse change in the financial condition of the Company, the Public Company and Pedro 1 between the last day of the period specified in the most recent financial statements of the Public Company and the Closing Date.

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the Transaction is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Sellers:

8.1 Certificate Regarding Representations and Warranties.

The representations and warranties of Arosa and Cura contained in Section 5.1 and the representations and warranties of Purchasers contained in Section 5.2, in each case, will be true and accurate in all respects (without giving effect to any qualifications as to materiality and material adverse effect) both as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specified date, which representations and warranties will be true and accurate as of such specified date), except where the failure of such representations and warranties to be so true and accurate would not reasonably be expected to have or result in a material adverse effect on the Company or on the ability of the Parties to consummate the Transaction, and Sellers will have received a certificate dated as of the Closing Date, executed by Mr. Otto, as to the representations and warranties contained in Section 5.2, to such effect, and by an authorized representative of Arosa and Cura, as to the representations and warranties contained in Article 5, to such effect.

8.2 Compliance by Purchaser.

Purchasers will have duly performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Purchasers on or prior to the Closing Date, and Sellers will have received a certificate dated as of the Closing Date executed by an authorized representative of Arosa and Cura and by Mr. Otto to such effect.

8.3 No Orders, Restraints.

No statute, regulation, legislation or Order of any Governmental Body will be in effect restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

8.4 Shareholders’ Agreement.

Sellers will have received a copy of the New Shareholders’ Agreement executed by an authorized representative of SIH, the Company and Purchasers effective as of the Closing and an agreement in the form attached hereto as Exhibit A, without deviation (the “Amendment of Shareholders’ Agreement”), executed by an authorized representative of SIH, SGPS, Purchasers and the Company effective as of the Closing and providing for the full and unconditional release of the DDR Directors, Sellers and DDR Corp. and their respective officers, directors, managers, employees, agents and affiliates from all commitments and obligations arising under, resulting from, or otherwise in connection with, the provisions of the Shareholders’ Agreement or with respect to the Company and its Subsidiaries except that such release shall be limited solely to the extent that (a) the shareholders of the Company are forbidden to provide such release pursuant to applicable Luxembourg Law at the first annual general meeting following the Closing at which the annual accounts of the Company are approved and (b) applicable Luxembourg Law forbids such release in cases of fraud, gross negligence or full misconduct of the DDR Directors.

8.5 Consent of SIH.

(a) Sellers will have received the written Consent or waiver of SIH for purposes of Clause 10.7 of the Shareholders’ Agreement after a Third Party Offer Notice (as defined in the Shareholders’ Agreement) has been delivered by Sellers to SIH or (b) a Third Party Offer Notice (as defined in the Shareholders’ Agreement) will have been delivered by Sellers to SIH and SIH will not have elected to purchase the Purchased Shares within the 20 Business Day (as defined in the Shareholders’ Agreement) period pursuant to Clause 10.7 of the Shareholders’ Agreement provided the Closing will have occurred within 60 days following the expiration of such 20 Business Day (as defined in the Shareholders’ Agreement) period.

8.6 Shareholder Approval.

(a) All shareholders of the Company representing 100% of the issued share capital of the Company will have approved the transfer of the Purchased Shares at an ordinary general meeting of the shareholders of the Company or (b) all shareholders of the Company representing 100% of the issued share capital of the Company will have approved the transfer of the Purchased Shares by executing a written circular resolution in lieu of a meeting of the shareholders of the Company.

8.7 No Injunction, Litigation.

No Litigation will be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit the Parties in respect of the consummation of the Transaction.

8.8 Financial Disclosure Agreement.

An agreement in the form attached hereto as Exhibit B, without deviation (the “Financial Disclosure Agreement”), will have been executed by duly authorized representatives of the Company and other appropriate parties.

8.9 Board Approval.

The Board of Directors or Board of Managers, as applicable, of each Seller and DDR shall have approved this Agreement and the Transaction.

ARTICLE 9 TERMINATION

9.1 Termination of Agreement.

This Agreement may be terminated:

(a) by the mutual written consent of Purchasers and Sellers;

(b) by Sellers, by written notice to Purchasers, if Purchasers fail to pay the Earnest Money to Sellers on the date of this Agreement in accordance with Section 1.3(a);

(c) by either Party, by written notice to the other, if, prior to the Closing it is determined by the Comissão de Valores Mobiliários through a final decision of its five member Board of Commissioners (Colegiado) that the sale and purchase of the Purchased Shares triggers or would trigger vis-à-vis the Purchasers, the Company and its Subsidiaries and/or pursuant to the provisions of Brazilian law or the requirements of the “Novo Mercado” market or BM & FBOVESPA stock exchange, a mandatory and/or tender offer or “Oferta Publica de Aquisição” with respect to the shares of the Public Company (“Tender Offer”);

(d) by Purchasers, by written notice to Sellers, if any condition in Article 7 becomes incapable of being performed or satisfied (other than as a result of a breach or default by Purchasers in the performance of or compliance with its obligations hereunder) and, if of a type that can be cured, will not have been cured by Sellers within 10 days of the written notice thereof from Purchasers, and the performance or satisfaction of such condition has not been waived by Purchasers in writing at or prior to the Closing;

(e) by Sellers, by written notice to Purchasers, if any condition in Article 8 becomes incapable of being performed or satisfied (other than as a result of a breach or default by Sellers in the performance of or compliance with their respective obligations hereunder) and, if of a type that can be cured, will not have been cured by Purchasers within 10 days of the written notice thereof from Sellers, and the performance or satisfaction of such condition has not been waived by Sellers in writing at or prior to the Closing; provided, that such notice and cure period will not apply with respect to the failure of Purchasers to pay, or inability of Purchasers to obtain funding to pay, the Purchase Price at the Closing; or

(f) by either Party (other than a Party that is in material default of its obligations under this Agreement, including a breach of this Agreement that has resulted in the failure of a condition in Article 7 or Article 8), by written notice to the other, if the Closing has not occurred on or before the Outside Date.

9.2 Breakup Fees.

(a) If this Agreement is terminated pursuant to Section 9.1(a) or Section 9.1(c), then Sellers will return the Earnest Money to Purchasers by payment of an amount in cash in United States Dollars equal to the Earnest Money to Purchasers within five Business Days of (i) the date that the Agreement is terminated by the mutual written consent of Purchasers and Sellers pursuant to Section 9.1(a) or (ii) the date that the notice terminating this Agreement is delivered pursuant to Section 9.1(c), as applicable.

(b) If this Agreement is terminated by Purchasers pursuant to Section 9.1(d) or Section 9.1(f) and Purchasers have satisfied all of the conditions to be performed by Purchasers prior to the Closing under Article 8 and Purchasers were ready, willing and able to close the Transaction within the required time limits and the Closing did not take place through no fault of the Purchasers but was caused by a breach or default by Sellers in the performance of or compliance with their obligations hereunder (and, if applicable, after giving effect to the notice and cure period specified in Section 9.1), then Sellers will, as a break-up fee, (i) pay to Purchasers by wire transfer of immediately available funds in United States Dollars an amount in cash equal to the Earnest Money within five Business Days of the date that the notice terminating this Agreement is delivered pursuant to Section 9.1(d) or Section 9.1(f), as applicable, and (ii) return the Earnest Money to Purchasers by payment of an amount in cash in United States Dollars equal to the Earnest Money to Purchasers within five Business Days of the date that the notice terminating this Agreement is delivered pursuant to Section 9.1(d) or Section 9.1(f), as applicable (or, in each case, if applicable, within five Business Days after giving effect to the notice and cure period specified in Section 9.1).

(c) If this Agreement is terminated by Sellers pursuant to Section 9.1(e) or Section 9.1(f) and Sellers have satisfied all of the conditions to be performed by Sellers prior to the Closing under Article 7 and Sellers were ready, willing and able to close the Transaction within the required time limits and the Closing did not take place through no fault of the Sellers but was caused by a breach or default by Purchasers in the performance of or compliance with their obligations hereunder (and, if applicable, after giving effect to the notice and cure period specified in Section 9.1), then Sellers will be entitled to keep, as a break-up fee, the Earnest Money.

(d) Except as otherwise set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c), no break-up or other fee will be due or payable to any Party in connection with the termination of this Agreement.

9.3 Effect of Termination.

Upon termination as described in Section 9.1, this Agreement will become null and void and of no further force and effect (including for the future), except for the provisions of Section 1.3 (Earnest Money), Section 6.2(a) (Confidentiality), Section 6.2(d) (Public Announcements), this Article 9 (Termination), Article 10 (Indemnification), Section 11.1 (Definitions), Section 11.2 (Fees and Expenses), Section 11.3 (Notices) and Section 11.11 (Governing Law), each of which will survive. Nothing in this Section 9.3 will be deemed to release any Party from any Liability for any intentional breach by such Party of the terms and provisions of this Agreement prior to termination.

ARTICLE 10 INDEMNIFICATION

10.1 Survival.

(a) The representations and warranties of Sellers and Purchasers made in this Agreement will expire on the 180th day following the Closing.

(b) This Article 10 will survive the Closing and will remain in effect:

(i) with respect to Sections 10.2(a)(i) and 10.2(b)(i), so long as the relevant representations and warranties survive pursuant to Section 10.1(a); and

(ii) with respect to Sections 10.2(a)(ii) and 10.2(b)(ii), to the extent those Sections relate to the covenants requiring performance (A) prior to the Closing, for 180 days after the Closing, and (B) after the Closing, so long as the applicable covenant survives;

(iii) with respect to Section 10.2(b)(iii), indefinitely; and

(iv) with respect to Section 10.2(c), for 180 days after the Closing.

10.2 Indemnification.

(a) Subject to the limitations set forth in this Article 10, after the Closing Date, Sellers will indemnify each Purchaser Covered Party and hold him, her or it harmless against any liability, loss, suit, action or cause of action (collectively, “Losses” and individually, a “Loss”) that such Purchaser Covered Party suffers as a result of:

(i) any breach of or inaccuracy in the representations and warranties of Sellers set forth in Article 3 or Article 4 of this Agreement; or

(ii) any breach or nonperformance by Sellers of any of the covenants or agreements of Sellers set forth in this Agreement.

(b) Subject to the limitations set forth in this Article 10, after the Closing Date, Purchasers will indemnify each Seller Covered Party and hold it harmless against any Loss that such Seller Covered Party suffers as a result of:

(i) any breach of or inaccuracy in the representations and warranties of Purchasers set forth in Article 5 of this Agreement;

(ii) any breach or nonperformance by Purchasers any of the covenants or agreements set forth this Agreement; or

(iii) the conduct and operation of the Company and its Subsidiaries from and after the Closing.

(c) Subject to the limitations set forth in this Article 10, if Sellers fail to deliver title to the Purchased Shares free and clear of any Liens (other than Permitted Liens), upon written notice by Purchasers to Sellers, Purchasers may elect to transfer, convey and deliver the Purchased Shares to Sellers, and no later than five Business Days following such transfer, conveyance and delivery, Sellers will pay to Purchaser, by wire transfer of immediately available funds in United States Dollars to an account designated in writing by Purchasers an amount in cash equal to the Purchase Price actually paid to Sellers.

10.3 Limitations on Indemnification.

(a) Threshold. As to any claim for indemnification pursuant to Section 10.2(a)(i), the Indemnified Party will not be entitled to indemnification until all Losses to such Indemnified Party exceed, in the aggregate, an amount equal to $1,000,000 United States Dollars (the “Indemnity Threshold”), in which case such Indemnified Party will be entitled to indemnification only to the extent (and solely with respect to the amount that) such aggregate Losses exceed the Indemnity Threshold.

(b) Ultimate Indemnity Cap. In no event will Sellers be liable in the aggregate for any Losses, as to all claims for indemnification pursuant to Section 10.2(a), in excess of an amount equal to $10,000,000 United States Dollars (the “Ultimate Indemnity Cap”).

(c) Mitigation. The parties will cooperate with each other to resolve any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(d) Additional Indemnification Procedures.

(i) Any indemnifiable claim with respect to any breach by any party of a representation, warranty, covenant or agreement will be limited to the amount of actual out-of-pocket indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any (x) insurance proceeds that may be claimed by Purchaser, the Company or its Subsidiaries, (y) Tax benefits realizable and (z) recoveries from Third Parties pursuant to indemnification or otherwise. In furtherance of the foregoing, Purchasers will use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss or from any other applicable Third Party to the same extent as they would if such Loss were not subject to indemnification hereunder.

(ii) Notwithstanding anything in this Agreement to the contrary, no Purchaser Covered Party will be indemnified or reimbursed for any (x) Loss for which adequate reserves exist on the Financial Statements, (y) Loss arising or resulting from any change in applicable Law from and after the Closing Date or (z) Tax consequences arising from the receipt or accrual of an indemnity payment hereunder.

(iii) If the Indemnifying Party makes any payment on any claim pursuant to Section 10.2, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

(e) Notwithstanding anything in this Agreement to the contrary, no party will be liable pursuant to this Article 10 for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, speculative, treble, remote, special or indirect damages, or loss of business reputation or opportunity relating to the breach of this Agreement, or any theory of loss based on a multiple of cash flow, revenue or other financial metric.

(f) For purposes of this Agreement, no representation or warranty of Sellers will be deemed to have been inaccurate if, nor will Sellers have any obligation or liability hereunder for any inaccuracy of any representation or warranty to the extent that, at any time on or before the Closing Date, Purchasers or any of their Affiliates or any of their representatives had knowledge of the inaccuracy of, or of any facts or circumstances constituting or resulting in the inaccuracy of, such representation or warranty.

(g) In no event will Sellers be liable for any Losses that a Purchaser Covered Party suffers as a result of any determination or proceedings related to a Tender Offer (it being understood that Sellers will have no liability or obligation, including participating in any costs or expenses, in connection with or in respect of any such Tender Offer and Purchaser’s only right in connection with any such Tender Offer is the right to terminate this Agreement in accordance with the terms of Section 9.1(c) prior to the Closing).

10.4 Remedies Exclusive.

From and after the Closing, the remedies provided for in Section 6.3 and this Article 10 will constitute the sole and exclusive rights and remedies of each party against the other for all Losses arising from or in connection with this Agreement or the Transaction, and no Party will have any other rights or remedies against another Party arising from or in connection with this Agreement or the Transaction, including any remedies at law, in equity, in contract, in tort, for strict liability and under securities laws other than Losses arising out of fraud. Each Party hereby waives any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 10.4.

ARTICLE 11 GENERAL PROVISIONS

11.1 Definitions.

Capitalized terms used but not otherwise defined herein will have the following meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and will be construed as such term is used in the rules promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amendment of Shareholders’ Agreement” has the meaning set forth in Section 8.4.

“Ancillary Agreements” means the Amendment of Shareholders’ Agreement, the Financial Disclosure Agreement and the New Shareholders Agreement.

“Antitrust Laws” means any other federal, state or foreign Law or Order designed to prohibit, restrict or regulate actions in order to promote or enhance competition and/or prevent monopolization or restraint of trade.

“Business Day” means any day (other than a Saturday, Sunday or public holiday) on which national banks are open for business in Luxembourg and the Netherlands.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Payment” has the meaning set forth in Section 1.4.

“Company” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means that certain confidentiality and non-disclosure agreement made by Recipient in favor of DDR dated September 2, 2013.

“Consent” means any consent, approval, authorization, clearance or waiver by any Person required pursuant to any Contract, Law, Order or Permit.

“Contract” means any contract, agreement, commitment, guarantee, license, bond, indenture, mortgage, loan or credit agreement, note, lease or other instrument.

“Covered Persons” has the meaning set forth in Section 6.3(a).

“DDR” means DDR Corp., an Ohio corporation.

“DDR Directors” means (i) the DDR Directors, as defined in the Shareholders’ Agreement, (ii) the DDR Advisory Board Members, as defined in the Shareholders’ Agreement, and (iii) the directors, managers and officers of the Company and its Subsidiaries (including the Public Company) elected or appointed by, or otherwise serving on behalf of, Sellers and DDR.

“Deferred Payment” has the meaning set forth in Section 6.6(a).

“Earnest Money” has the meaning set forth in Section 1.3(a).

“Exclusivity Period” has the meaning set forth in Section 6.5.

“Final Purchase Price” has the meaning set forth in Section 1.2.

“Financial Disclosure Agreement” has the meaning set forth in Section 8.8.

“Financial Statements” has the meaning set forth in Section 4.4.

“Fund I” has the meaning set forth in Section 6.6(a).

“Fund II” has the meaning set forth in Section 6.6(a).

“Governmental Body” means any government or governmental entity or political subdivision thereof, whether federal, state, local, domestic or foreign, or any agency, commission, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 10.2(a), the Purchaser Covered Parties, and, in the case of an indemnification claim pursuant to Section 10.2(b), the Seller Covered Parties.

“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 10.2(a), Sellers, and in the case of an indemnification claim pursuant to Section 10.2(b), Purchaser.

“Indemnity Threshold” has the meaning set forth in Section 10.3(a).

“Information” means information or documentation relating to the Company and its Subsidiaries which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, technical information, results of research and other data in either oral or written form; provided, however, that “Information” does not include information to the extent that Purchasers can demonstrate that (i) the Information is, at the time of disclosure, part of the public domain; (ii) the Information became part of the public domain by publication or otherwise, except by breach of the provisions of this Agreement or the Confidentiality Agreement; (iii) the Information can be established to have been in the possession of Purchasers at the time of disclosure (other than pursuant to the Confidentiality Agreement), and which possession did not violate any law or agreement binding on Purchasers or Recipient (including the Confidentiality Agreement); (iv) the Information is received by Purchasers from a Third Party (other than Recipient or any Related Parties (as defined in the Confidentiality Agreement)) without known similar restrictions and without breach of this Agreement or the Confidentiality Agreement; or (v) the Information was developed by employees or agents of Purchasers independently of and without reference to any Information (Purchasers will bear the burden of proving such independent development).

“Law” means any code, law, ordinance, regulation, rule or statute of any Governmental Body.

“Liability” means any direct or indirect, primary or secondary, liability, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, on, or with respect to any property or property interest.

“Litigation” means any litigation, suit, action or proceeding before any Governmental Body or arbitrator.

“Loss” and “Losses” has the meaning set forth in Section 10.2(a).

“Lux I” has the meaning set forth in the preamble to this Agreement.

“Lux II” has the meaning set forth in the preamble to this Agreement.

“New Shareholders’ Agreement” has the meaning set forth in Section 7.4.

“Order” means any decree, injunction, judgment, order, ruling, writ, award or administrative decision or award of any Governmental Body to which any Person is subject.

“Ordinary Course of Business” means an action that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Outside Date” means April 28, 2014.

“PDP Fund Dividends” has the meaning set forth in Section 6.6(a).

“Pedro 1” means Parque D. Pedro 1 B.V., S.à r.l., a Société à responsabilité limitée organized and existing under the Laws of Luxembourg, having its registered office at the Netherlands, and having its principal establishment and effective place of management at 46A, avenue J-F Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 104.463.

“Party” means any party hereto and “Parties” means all parties hereto.

“Permit” means any Governmental Body approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Permitted Liens” means Liens created by Purchasers or their Affiliates, restrictions on transfer of the Purchased Shares pursuant to applicable Law and the terms and conditions of, and Liens and restrictions pursuant to, the Shareholders’ Agreement and, if applicable, the New Shareholders’ Agreement.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, unincorporated organization, group acting in concert or any person acting in a representative capacity.

“Public Company” means Sonae Sierra Brasil, S.A., a company organized and existing under the Laws of Brazil.

“Public Company Dividends” has the meaning set forth in Section 6.6(b).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Covered Parties” means each Purchaser and its respective Affiliates, and each of their respective officers, directors, employees, members, stockholders, partners, agents and representatives.

“Recipient” means KG CURA Vermogensverwaltung G.M.b.H. & Co., a limited partnership incorporated and existing under the Laws of Germany and an Affiliate of Purchaser.

“Schedule” has the meaning set forth in Section 6.4.

“Securities Act” means the Securities Act of 1933.

“Seller Covered Parties” means each Seller and its respective Affiliates, and each of their respective officers, directors, employees, members, stockholders, partners, agents and representatives (including the DDR Directors).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Shareholder Loans” means Shareholder Loans as defined in the Shareholders’ Agreement.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement between SIH, Lux I, Lux II, DDR and the Company dated October 20, 2006, as amended.

“Sierra 1” means Sierra Brazil 1 B.V., a company existing under the Laws of the Netherlands, having its corporate seat (statutaire zetel) at Hoofddorp, the Netherlands, and its registered office at Polarisavenue 61, 2132 JH Hoofddorp, the Netherlands, and registered with the Netherlands Commercial Register under the number 34149286.

“SIH” means Sierra Investments Holdings B.V., a company existing under the Laws of the Netherlands, having its corporate seat (statutaire zetel) at Hoofddorp, the Netherlands and its registered office at Polarisavenue 61, 2132 JH Hoofddorp, the Netherlands, and registered with the Netherlands Commercial Register under the number 34108270.

“Sonae Sierra” means SIH, Sonae Sierra, SGPS, SA, a limited liability company incorporated under the Laws of Portugal, together with any of their respective Subsidiaries or Affiliates holding an interest in the Company.

“Subsidiary” of a Person means any business entity of which the Person either (i) owns or controls 50% or more of the outstanding equity securities, either directly or indirectly, (provided there will not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or (iv) otherwise has the ability to elect a majority of the directors, managers, trustees, managing members or others thereof.

“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Body, including any interest, penalties, and additions imposed thereon or with respect thereto, and including Liability for the taxes of any other Person as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

“Taxing Authority” means any Governmental Body responsible for the administration of any Tax.

“Tender Offer” has the meaning set forth in Section 9.1(c).

“Third Party” means any Person other than a Party.

“Transaction” means the purchase and sale and transfer of the Purchased Shares as contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 11.2(d).

“Ultimate Indemnity Cap” has the meaning set forth in Section 10.3(b).

11.2 Fees and Expenses.

(a) Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the Transaction is consummated, Sellers and Purchasers each will pay their respective fees and expenses incurred in connection with the Transaction, including any broker’s or finder’s fees and all fees and expenses of their attorneys, counsel, auditors, consultants and other representatives.

(b) Purchasers will pay all fees payable in connection with any filings pursuant to applicable Antitrust Laws.

(c) Purchasers will pay all costs associated with compliance with Brazilian Law and the regulations and requirements of the “Novo Mercado” market, BM&FBOVESPA stock exchange and other stock exchanges in connection with the Transaction.

(d) All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) imposed on Purchasers, the Company or any of its Subsidiaries or otherwise incurred in connection with this Agreement, the Ancillary Agreements and the Transaction (“Transfer Taxes”) will be borne and paid by Purchasers when due, and Purchasers, at their own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Each Party will use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

11.3 Notices.

All notices, requests, demands, and other communications hereunder will be in writing (which will include communications by e-mail) and will be delivered (a) by UPS, FedEx or other internationally recognized overnight courier service or (b) by e-mail, in each case, as follows:

(a)	If to Sellers:

c/o DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: David J. Oakes,

President & Chief Financial Officer

E-mail: DOakes@ddr.com

with a copy (which will not constitute notice) to:

c/o DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Attention: David E. Weiss,

Executive Vice President & General Counsel

E-mail: DWeiss@ddr.com

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: James P. Dougherty

E-mail: jpdougherty@jonesday.com

(b)	If to Purchasers:

c/o KG CURA Vermögensverwaltung G.m.b.H. & Co.

Wandsbeker Str. 3-7

22179 Hamburg, Germany

Attention: Dr. Thomas Finne

E-mail: finne@kgcura.de

with a copy (which will not constitute notice) to:

c/o ECE Real Estate Partners G.m.b.H.

Heegbarg 30

22391 Hamburg, Germany

Attention: Dr. Volker Kraft

E-mail: volker.kraft@ece.com

Arendt & Medernach

14, rue Erasme

L-2082 Luxembourg, Grand Duchy of Luxembourg

Attention: Gilles Dusemon

E-mail: gilles.dusemon@arendt.com

or to such other address as the Parties may designate in writing to the other in accordance with this Section 11.3 Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other Parties in the manner above provided for giving notice. The date on which such notice, request, demand or other communications is received will be the date of delivery.

11.4 Assignment.

This Agreement and all the rights and powers granted hereby will bind and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party will assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, and any attempted assignment or transfer in violation of this Section 11.4 by any of the Parties hereto will be void, invalid and of no effect.

11.5 No Third Party Beneficiaries.

Except as set forth in Section 6.3, (a) this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and (b) nothing herein, express or implied, will give or be construed to give to any Person other than the Parties hereto and such successors and assigns, any legal or equitable rights hereunder.

11.6 Rules of Construction.

Interpretation of this Agreement and the Ancillary Agreements (except as specifically provided in any such Ancillary Agreement, in which case such specified rules of construction will govern with respect to such Ancillary Agreement) will be governed by the following rules of construction:

(a) words of one gender will be held to include the other gender as the context requires;

(b) references to the terms Recitals, Article, Section, Schedule and Exhibit in this Agreement are references to the Recitals, Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified, and references to the terms Recitals, Article, Section, Schedule and Exhibit in any Ancillary Agreement are

references to the Recitals, Articles, Sections, Schedules and Exhibits to such Ancillary Agreement unless otherwise specified;

(c) the word “including” and words of similar import will mean “including without limitation,” unless otherwise specified;

(d) the word “or” will not be exclusive;

(e) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if”;

(f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section, and the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms used in any Ancillary Agreement are to be deemed to refer to such Ancillary Agreement as a whole and not to any specific Section;

(g) the headings and table of contents are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Ancillary Agreements;

(h) this Agreement and the Ancillary Agreements will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted;

(i) if a word or phrase is defined, the meaning of defined terms will be equally applicable to the other grammatical forms of such word or phrase, and words in the singular will be held to include the plural and vice versa;

(j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;

(k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; and

(l) references to the knowledge of a Party means the actual knowledge of such Party without any duty to investigate.

11.7 Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. A Party may deliver executed signature pages to this Agreement by e-mail transmission to any other Party, which e-mail copy will be deemed to be an original executed signature page.

11.8 Integration of Agreement; Amendment.

(a) This Agreement, the Ancillary Agreements, the Confidentiality Agreement and the Schedules and Exhibits hereto and thereto constitutes the entire agreement of the Parties respecting the subject matter hereof and supersedes all negotiations, prior agreements and prior or contemporaneous discussions and understandings, in each case whether oral or written, of the parties hereto in connection with the subject matter hereof. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the Transaction other than those set forth in this Agreement, the Ancillary Agreements, the Confidentiality Agreement and the Schedules and Exhibits hereto and thereto or in any other document required to be executed and delivered hereunder or thereunder.

(b) This Agreement may not be amended except by a writing signed by Purchasers and Sellers.

11.9 Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

11.10 Time.

The Parties agree that compliance with any time period or deadline set forth in this Agreement will be considered an essential obligation of the Parties and that the failure to comply with the time periods specified in this Agreement constitutes a material breach of this Agreement.

11.11 Governing Law; Jurisdiction.

(a) This Agreement will be governed by and construed in accordance with the Laws of the Grand Duchy of Luxembourg without regard to the conflicts of law principles that would require the application of any other law.

(b) As to any dispute or Litigation arising out of or relating in any way to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, the Parties will be subject to the exclusive jurisdiction of the courts of the district of Luxembourg-City, Grand Duchy of Luxembourg. The Parties irrevocably waive any rights they may have or acquire to object to the jurisdiction of such courts with respect to any such dispute or Litigation.

11.12 Partial Invalidity.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, ineffective, illegal or unenforceable in any respect, such invalidity, ineffectiveness, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the consummation of the Transaction to be unreasonable. Any such invalid, ineffective or unenforceable provision will, to the extent permitted by the Law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement in seven originals as of the date first written above and each Party acknowledges having received one original.

DDR LUXEMBOURG, S.À R.L.

By:	/s/ David E. Weiss
Name:	David E. Weiss
Title:	Authorized Signatory

DDR LUXEMBOURG II, S.À R.L.

By:	/s/ David E. Weiss
Name:	David E. Weiss
Title:	Authorized Signatory

[Signature page 1 of 2 to Share Purchase Agreement]

Mr. Alexander Otto

/s/ Alexander Otto

AROSA VERMÖGENSVERWALTUNGSGESELLSCHAFT M.B.H

By:	/s/ Thomas Finne
Name:	Dr. Thomas Finne
Title:	Managing Director

By:	/s/ Henning Eggers
Name:	Henning Eggers
Title:	Managing Director

CURA BETEILIGUNGSGESELLSCHAFT BRASILIEN M.B.H

By:	/s/ Thomas Finne
Name:	Dr. Thomas Finne
Title:	Managing Director

By:	/s/ Henning Eggers
Name:	Henning Eggers
Title:	Managing Director

[Signature page 2 of 2 to Share Purchase Agreement]